Exhibit 6

Asian Infrastructure Investment Bank

Condensed Financial Statements (Unaudited)

for the Three Months Ended March 31, 2021

Contents

Financial Statements

Condensed Statement of Comprehensive Income		1
Condensed Statement of Financial Position		2
Condensed Statement of Changes in Equity		3
Condensed Statement of Cash Flows		4
Notes to the Condensed Financial Statements		5-42
A.	General Information	5
B.	Accounting Policies	5-6
C.	Disclosure Notes	7-27
D.	Financial Risk Management	28-38
E.	Fair Value Disclosure	39-42

Asian Infrastructure Investment Bank

Condensed Statement of Comprehensive Income

For the three months ended March 31, 2021

In thousands of US Dollars	Note	For the three months ended March 31, 2021 (unaudited)	For the three months ended March 31, 2020 (unaudited)

Interest income	C1	62,722	104,224
Interest expense	C1	(41,139)	(14,813)

Net interest income		21,583	89,411

Net fee and commission income	C2	4,565	2,780
Net gain on financial instruments measured at fair value through profit or loss	C3	65,649	39,325
Net loss on financial instruments measured at amortized cost	C9	(510)	(325)
Share of loss on investment in associate	C10	(45)	-
Impairment provision	C4	(4,674)	(47,255)
General and administrative expenses	C5	(33,173)	(32,806)
Net foreign exchange loss		(46,693)	(150)

Operating profit for the period		6,702	50,980

Accretion of paid-in capital receivables	C11	1,630	2,309

Net profit for the period		8,332	53,289
Other comprehensive income
Items will not be reclassified to profit or loss
Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	C13	(16,856)	21,500

Total comprehensive (loss)/income		(8,524)	74,789

Attributable to:
Equity holders of the Bank		(8,524)	74,789

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Financial Position

As at March 31, 2021

In thousands of US Dollars	Note	March 31, 2021 (unaudited)	Dec. 31, 2020 (audited)

Assets
Cash and cash equivalents	C6	2,885,785	2,702,461
Term deposits	C6	13,625,656	13,208,020
Investments at fair value through profit or loss	C7	8,266,207	6,652,155
Loan investments, at amortized cost	C8	9,406,481	8,275,932
Bond investments, at amortized cost	C9	490,718	469,027
Investment in associate	C10	34,014	26,559
Paid-in capital receivables	C11	390,092	436,074
Derivative assets	C14	271,318	271,870
Property, plant and equipment		4,458	4,875
Intangible assets		3,131	2,773
Funds deposited for cofinancing arrangements		-	3,891
Other assets	C12	212,830	27,943

Total assets		35,590,690	32,081,580

Liabilities
Borrowings	C13	14,903,252	11,595,193
Derivative liabilities	C14	221,549	37,690
Prepaid paid-in capital		1,200	1,440
Other liabilities	C15	327,222	303,500

Total liabilities		15,453,223	11,937,823

Members’ equity
Paid-in capital	C16	19,352,040	19,349,800
Reserves
Accretion of paid-in capital receivables		(6,574)	(8,198)
Unrealized loss on fair-valued borrowings arising from changes in own credit risk	C13	(40,559)	(23,703)
Retained earnings		832,560	825,858

Total members’ equity		20,137,467	20,143,757

Total liabilities and members’ equity		35,590,690	32,081,580

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Changes in Equity

For the three months ended March 31, 2021

					Reserves

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Accretion of paid-in capital receivables	Unrealized (loss)/gain on fair-valued borrowings arising from changes in own credit risk	Retained earnings	Total members’ equity

Jan. 1, 2020		96,718,400	(77,374,700)	19,343,700	(15,688)	-	658,159	19,986,171

Capital subscription and contribution		10,000	(8,000)	2,000	-	-	-	2,000

Net profit for the period		-	-	-	-	-	53,289	53,289

Other comprehensive income		-	-	-	-	21,500	-	21,500
Paid-in capital receivables - accretion effect		-	-	-	(50)	-	-	(50)

Transfer of accretion	C11	-	-	-	2,309	-	(2,309)	-

March 31, 2020 (unaudited)	C16	96,728,400	(77,382,700)	19,345,700	(13,429)	21,500	709,139	20,062,910

Jan. 1, 2021		96,748,900	(77,399,100)	19,349,800	(8,198)	(23,703)	825,858	20,143,757

Capital subscription and contribution		11,200	(8,960)	2,240	-	-	-	2,240

Net profit for the period		-	-	-	-	-	8,332	8,332

Other comprehensive income		-	-	-	-	(16,856)	-	(16,856)
Paid-in capital receivables - accretion effect		-	-	-	(6)	-	-	(6)

Transfer of accretion	C11	-	-	-	1,630	-	(1,630)	-

March 31, 2021 (unaudited)	C16	96,760,100	(77,408,060)	19,352,040	(6,574)	(40,559)	832,560	20,137,467

The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Condensed Statement of Cash Flows

For the three months ended March 31, 2021

In thousands of US Dollars	Note	For the three months ended March 31, 2021 (unaudited)	For the three months ended March 31, 2020 (unaudited)

Cash flows from operating activities
Net profit for the period		8,332	53,289
Adjustments for:
Interest income from term deposits and certificates of deposit		(20,354)	(73,192)
Interest expense for borrowings		39,960	14,803
Issuance cost for borrowings	C5	3,921	-
Accretion of paid-in capital receivables	C11	(1,630)	(2,309)
Net gain on financial instruments measured at fair value through profit or loss		(65,105)	(32,239)
Share of loss on investment in associate		45	-
Impairment provision	C4	4,674	47,255
Depreciation and amortization		479	220
Increase in loan investments	C8	(1,145,736)	(130,930)
Increase in bond investments	C9	(21,336)	(7,287)
Decrease/(Increase) in funds deposited for cofinancing arrangements		3,891	(4,471)
Net cash received from/(paid for) derivatives		11,835	(12,716)
Increase in other assets		(185,182)	(1,583)
Increase in other liabilities		33,880	166,104

Net cash (used in)/from operating activities		(1,332,326)	16,944

Cash flows from investing activities
Investment purchases, net	C7	(1,627,261)	(8,060)
Return of capital contributions	C7	5,060	116
Increase in term deposits and certificates of deposit		(423,547)	(1,825,000)
Increase in investment in associate	C10	(7,500)	-
Interest received from term deposits and certificates of deposit		26,265	61,440
Increase in intangible assets and PPE		(125)	(496)

Net cash used in investing activities		(2,027,108)	(1,772,000)

Cash flows from financing activities
Proceeds from borrowings, net	C13	3,502,289	395,120
Interest payments on borrowings	C13	(9,137)	-
Capital contributions received	C11	49,606	201,520

Net cash from financing activities		3,542,758	596,640

Net increase/(decrease) in cash and cash equivalents		183,324	(1,158,416)
Cash and cash equivalents at beginning of period		2,702,461	3,113,763

Cash and cash equivalents at end of period	C6	2,885,785	1,955,347

        The accompanying notes are an integral part of these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

A	General Information

The Asian Infrastructure Investment Bank (the “Bank” or “AIIB”) is a multilateral development bank. By the end of year 2015, representatives from 57 countries signed AIIB’s Articles of Agreement (the “AOA”) which entered into force on Dec. 25, 2015. The Bank commenced operations on Jan. 16, 2016. AIIB’s principal office is in Beijing, the People’s Republic of China (the “PRC”).

As at March 31, 2021, the Bank’s total approved membership is 103, of which 86 have completed the membership process and have become members of AIIB in accordance with the AOA.

AIIB’s purpose is to (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges and immunities for the operation and functioning of AIIB in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on Jan. 16, 2016.

B	Accounting Policies

B1	Basis of preparation

These condensed interim financial statements for the three months ended March 31, 2021 have been prepared in accordance with International Financial Reporting Standard: IAS 34 Interim Financial Reporting, and should be read in conjunction with the annual financial statements for the year ended Dec. 31, 2020.

The accounting policies adopted are consistent with those used in the Bank’s annual financial statements for the year ended Dec. 31, 2020.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The financial statements have been prepared on a going concern basis.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

B	Accounting Policies

B2	New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued during the three months ended March 31, 2021 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3	Comparatives

The comparative date of the Condensed Statement of Financial Position is as at Dec. 31, 2020, while the comparative period of the Condensed Statement of Comprehensive Income, the Condensed Statement of Cash Flows and the Condensed Statement of Changes in Equity is from Jan. 1, 2020 to March 31, 2020.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C1	Interest income and expense

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Interest income
Loan investments (1)	37,251	22,082
Cash, cash equivalents, and deposits	20,512	76,664
Bond investments	4,959	5,478
Total interest income	62,722	104,224

Interest expense
Borrowings	(41,139)	(14,813)
Total interest expense	(41,139)	(14,813)

Net interest income	21,583	89,411

(1) Interest income for loan investments includes amortization of front-end fees, and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2	Net fee and commission income

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Loan commitment fee and service fee	4,861	3,171
Special Funds administration fee (Note C20)	56	17
Total fee and commission income	4,917	3,188

Cofinancing service fee	(352)	(408)
Total fee and commission expense	(352)	(408)

Net fee and commission income	4,565	2,780

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C3	Net gain on financial instruments measured at fair value through profit or loss

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Money Market Funds (Note C6)	544	7,086
Investments at fair value through profit or loss (Note C7)	(8,149)	28,637
Borrowings (Note C13)	245,830	(127,408)
Derivatives	(172,576)	131,010
Total	65,649	39,325

C4	Impairment provision

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Impairment provision for
– Loan investments (Note C8)	5,029	29,606
– Bond investments (Note C9)	(355)	17,649
Total impairment provision	4,674	47,255

C5	General and administrative expenses

	For the three months ended March 31, 2021	For the three months ended March 31, 2020
Staff costs	17,007	17,399
Professional service expenses	4,495	5,442
Issuance cost for borrowings	3,921	–
Facilities and administration expenses	3,374	2,178
IT services	2,973	4,133
Travelling expenses	241	1,771
Others	1,162	1,883
Total general and administrative expenses	33,173	32,806

Refer to Note C20 for details of key management remuneration.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C6	Cash, cash equivalents, and deposits with banks

	March 31, 2021	Dec. 31, 2020
Cash	–	–
Deposits with banks
– Demand deposits (1)	115,680	252,132
– Term deposits with initial maturity of three months or less	200,061	550,238
Money Market Funds (2)	2,570,044	1,900,091
Total cash and cash equivalents	2,885,785	2,702,461
Add: term deposits with initial maturity more than three months (3)	13,625,656	13,208,020
Total cash, cash equivalents, and deposits with banks	16,511,441	15,910,481

(1)	USD21.01 million of demand deposits is segregated for the purpose of investing in externally managed portfolios (Dec. 31, 2020: USD54.77 million).

(2)	Money Market Funds

	For the three months ended March 31, 2021	For the year ended Dec. 31, 2020
As at beginning of year/period	1,900,091	1,851,599
Additions	8,195,000	15,830,000
Disposals	(7,525,591)	(15,792,913)
Fair value gain, net	544	11,405
Total Money Market Funds	2,570,044	1,900,091

Money Market Funds (the “MMFs”) are rated triple-A equivalent and invest in a diversified portfolio of short-term high-quality assets. The objective of the investment is exclusively to meet short-term cash commitments. The MMFs are subject to an insignificant risk of changes in value, with daily liquidity and an investment return comparable to normal USD denominated money market interest rates. The MMFs are exposed to credit, market and liquidity risks, and are measured at fair value.

(3)

Term deposits with initial maturity more than three months have maturities up to 24 months. As at March 31, 2021, USD13.63 billion of term deposits has remaining maturity within 12 months (Dec. 31, 2020: USD13.21 billion).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss

	For the three months ended March 31, 2021	For the year ended Dec. 31, 2020
As at beginning of year/period	6,652,155	4,096,263
Additions	1,625,053	2,452,554
Return of capital contributions	(5,060)	(6,045)
Foreign exchange movement	2,208	-
Net (loss)/gain of investments	(8,149)	109,383
Total investments at fair value through profit or loss	8,266,207	6,652,155

Analysis of investments at fair value through profit or loss:

	March 31, 2021	Dec. 31, 2020
External Managers Program (a)	4,113,621	4,121,093
Certificates of deposit (b)	3,176,410	1,946,406
LP Funds and others (c)	145,887	107,561
Bond investments (d)	477,205	422,236
Investment in Trust (e)	54,069	54,859
Investment operation fixed-income portfolio (f)	299,015	-
Total investments at fair value through profit or loss	8,266,207	6,652,155

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank has engaged external asset managers to invest in portfolios of high credit quality securities (the “External Managers Program”). The portfolios are held for trading purposes and the securities are eligible for sale at any time. The following table sets out the amounts of the investment portfolio by asset categories.

External Managers Program	March 31, 2021	Dec. 31, 2020
Investment grade corporate and financial bonds	2,712,830	2,561,223
Supranational bonds	829,831	943,976
Treasury bills and notes	143,159	111,474
Commercial paper	123,130	132,409
Term deposits and certificates of deposit	94,124	139,249
Other investment securities	210,547	232,762
Total	4,113,621	4,121,093

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C7	Investments at fair value through profit or loss (Continued)

(b)

The Bank invests in certificates of deposit which are actively managed within treasury portfolio and measured at fair value through profit or loss. The certificates of deposit are of high credit quality.

(c)

The Bank invests in limited partnership funds (the “LP Funds”), which are managed by the general partners, who make all investment decision on behalf of the limited partners. The Bank, along with other investors, has entered into the LP Funds as a limited partner with a capital commitment which will be drawn down over the commitment period of the LP Funds, based on drawdown notices issued by the general partners. The LP Funds do not have an expected maturity date within twelve months.

(d)	The Bank invests in bond securities which are actively managed. Therefore, the bond investments are measured at fair value through profit or loss. The bonds invested are of high credit quality.

(e)

The Bank has invested in the units of a Trust (the “Trust”) which holds a portfolio of five operating roads and highways assets in India. The units of the Trust are listed on the National Stock Exchange of India Limited as of June 27, 2019. The Trust is managed by an investment manager who make investment decisions on behalf of the Trust as per the Trust Deed and the Investment Management Agreement. The Trust does not have an expected maturity date within twelve months.

(f)

The Bank has engaged external asset managers to invest in fixed-income portfolios in its investment portfolio. The objective of this portfolio is to develop the climate bond markets in Asia, composing of labeled green bonds and unlabeled climate-aligned bonds. The investment strategy targets climate bond issuers who rate high on the evaluation of three dimensions related to the Paris Agreement: (a) climate mitigation, (b) climate adaptation and (c) contribution to the transition to a low carbon, climate resilient economy.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance

Loan investments	March 31, 2021	Dec. 31, 2020
Gross carrying amount	9,543,658	8,397,922
ECL allowance	(137,177)	(121,990)
Net carrying amount	9,406,481	8,275,932

Loan investments are carried at amortized cost. At initial recognition, loan investments are measured at fair value using the assumptions market participants of either sovereign-backed or nonsovereign-backed projects would use when pricing the loan assets. The market where the Bank enters into such transactions is considered to be the principal market. The transaction price normally represents the fair value of loans at their initial recognition.

All sovereign-backed loans to eligible members are subject to the same pricing, taking into account the “preferred creditor” and other terms giving the Bank rights more favorable than those available to commercial creditors. The Bank applies commercial pricing practices to nonsovereign-backed loans. The Bank has no intention to sell sovereign-backed loans, nor does it believe there is a secondary market for such loans.

The Bank began offering variable spread loans in 2019 where the lending rate consists of a variable reference rate and a variable spread. The variable spread consists of a fixed contractual lending spread and maturity premium along with a variable borrowing cost margin. The reference rate and the borrowing cost margin are determined at each interest rate reset date and are applicable for the following six months. The borrowing cost margin is based on the cost of the underlying funding for these loans at the time of the reset. As at March 31, 2021, USD5,093.43 million of the total carrying amount of the Bank’s loans are variable spread loans (Dec. 31, 2020: USD4,183.87 million).

As at March 31, 2021, USD225.15 million of the total carrying amount matures within 12 months (Dec. 31, 2020: USD162.89 million).

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at March 31, 2021. The gross amounts of loans are net of the transaction costs and fees that are capitalized through the effective interest method, or EIR method.

	March 31, 2021	Dec. 31, 2020
Loan investments, gross carrying amount	9,543,658	8,397,922
Loan commitments	7,301,590	8,006,312
	16,845,248	16,404,234
Total ECL allowance (a)	(165,318)	(160,289)
	16,679,930	16,243,945

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C8	Loan investments, loan commitments and related ECL allowance (Continued)

(a)	As at March 31, 2021, the total ECL related to loan commitments is USD28.14 million (Dec. 31, 2020: USD38.30 million), and is presented as a provision in Note C15.

For the three months ended March 31, 2021, the impairment losses on loan investments and loan commitments were USD5.03 million (For the three months ended March 31, 2020: USD47.23 million), as disclosed in Note C4.

C9	Bond investments at amortized cost

Bond investments	March 31, 2021	Dec. 31, 2020
Gross carrying amount	494,162	472,826
ECL allowance (Note C4)	(3,444)	(3,799)
Net carrying amount	490,718	469,027

The Bank has invested in a fixed income portfolio which comprises primarily Asian infrastructure-related bonds. The bonds are initially recognized at fair value and subsequently measured at amortized cost.

For the three months ended March 31, 2021, USD0.51 million investment loss was recognized as a result of disposal of certain bonds in the portfolio (for the three months ended March 31, 2020: USD0.33 million).

Bond investments at amortized cost are subject to credit losses estimated by applying an ECL model, assessed on a forward-looking basis.

As at March 31, 2021, USD30.30 million of the gross carrying amount matures within 12 months (Dec. 31, 2020: USD39.58 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C        Disclosure Notes

C10	Investment in associate

On April 2, 2020, the Bank subscribed for a 30% economic interest in a private company incorporated in Singapore and limited by shares. The purpose of the investee is to acquire and securitize infrastructure loans. As at March 31, 2021, the undrawn capital commitment is USD19.5 million (Dec. 31, 2020: USD27 million).

For the three months ended March 31, 2021, the associate recognized a loss of USD0.15 million. The Bank has recorded a net loss of USD0.05 million following the equity method.

	For the three months ended March 31, 2021	For the year ended Dec. 31, 2020
As at beginning of year/period	26,559	-
Additions	7,500	27,000
Share of loss for the period	(45)	(441)
Total investment in associate	34,014	26,559

C11	Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C16) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized cost. The fair value discount is accreted through income using the effective interest method. For the three months ended March 31, 2021, a total discount of USD0.01 million (for the three months ended March 31, 2020: USD0.05 million) has been debited to the reserve. An amount of USD1.63 million (for the three months ended March 31, 2020: USD2.31 million) has been accreted through income in the current period.

As at March 31, 2021, overdue contractual undiscounted paid-in capital receivables amounting to USD142.97 million (Dec. 31, 2020: USD151.27 million) (Note C16) are not considered impaired. Of this amount, USD1.84 million (Dec. 31, 2020: USD0.78 million) has been collected by the date of publication of the financial statements for the three months ended March 31, 2021.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C11	Paid-in capital receivables (Continued)

As at March 31, 2021, USD282.04 million (Dec. 31, 2020: USD287.82 million) of the paid-in capital balance is due within 12 months.

		For the three months ended March 31, 2021	For the year ended Dec. 31, 2020
	As at beginning of year/period	436,074	748,267
	Paid-in capital receivables originated	2,234	6,034
	Contributions received	(49,606)	(325,383)
	Transfer from prepaid paid-in capital to contribution	(240)	(400)
	Accretion to profit or loss	1,630	7,556
	Total paid-in capital receivables	390,092	436,074

C12	Other assets

		March 31, 2021	Dec. 31, 2020

	Cash collateral receivable (Note C14)	165,090	24,500
	Receivable for proceeds from borrowings	39,682	-
	Prepayments	3,858	2,922
	Others	4,200	521
	Total other assets	212,830	27,943

C13	Borrowings	March 31, 2021	Dec. 31, 2020

	SEC-registered notes (a)	11,526,625	8,673,495
	RMB Denominated Panda Bond (b)	460,851	454,408
	Global Medium-Term Notes (c)	2,915,776	2,467,290

	Total borrowings	14,903,252	11,595,193

(a)  As at March 31, 2021, the Bank has issued a total of USD11.5 billion SEC-registered fixed rate global notes in the capital markets. These notes are listed on the London Stock Exchange’s main market. The following table sets out the details of the SEC-registered notes.

(in USD million)
Date of issuance	Notional amount	Cash proceeds	Coupon (per annum)	Coupon payment	Maturity date

May 16, 2019	2,500	2,492.95	2.25%	Semi-annual	May 16, 2024
May 28, 2020	3,000	2,984.94	0.50%	Semi-annual	May 28, 2025
Sep. 29, 2020	3,000	2,994.09	0.25%	Semi-annual	Sep. 29, 2023
Jan. 27, 2021	3,000	2,987.16	0.50%	Semi-annual	Jan. 27, 2026
Total	11,500	11,459.14

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C13	Borrowings (Continued)

(b)

On June 15, 2020, the Bank issued Renminbi denominated bonds on China’s interbank bond market (“RMB Denominated Panda Bond”) in the aggregate amount of CNY3 billion, at a fixed interest rate of 2.4% p.a., payable annually, and a maturity date of June 15, 2023.

(c)

For the three months ended March 31, 2021, the Bank issued a total of USD478.7 million equivalent fixed rate notes under its Global Medium-Term Note program through a combination of private and public placements.

The Bank has entered into interest rate swaps and cross currency swaps to economically hedge its interest rate and currency exposures. The borrowings have been designated as financial liabilities at fair value through profit or loss, in order to significantly reduce accounting mismatches that would have otherwise arisen if the borrowings were carried at amortized cost while the related swaps are carried at fair value. Interest from borrowings was calculated based on outstanding balances of the borrowings and coupon rates and presented as interest expense in the Statement of Comprehensive Income.

The fair value changes for financial liabilities that are designated as at fair value through profit or loss, that is attributable to changes in the Bank’s own credit risk, are recognized in other comprehensive income in accordance with the requirements of IFRS 9. Fair value movements attributable to changes in the Bank’s own credit risk are determined using the mark-to-market approach by applying an observable own credit spread curve to the Bank’s exposure at the reporting date.

For the three months ended March 31, 2021, the fair value movements attributable to changes in the Bank’s own credit risk included in the other comprehensive income amounted to USD16.86 million.

The following table sets out information about changes in liabilities arising from borrowing activities, including changes arising from cash flows and non-cash changes for the three months ended March 31, 2021 and the year ended Dec. 31, 2020.

	For the three months ended March 31, 2021	For the year ended Dec. 31, 2020
As at beginning of year/period	11,595,193	2,557,324
Changes arising from cash flows
- Proceeds from borrowings, net	3,502,289	8,753,445
- Interest payments	(9,137)	(63,589)
- Issuance cost for borrowings	3,921	8,688
Non-cash changes
- Accrued interest	39,960	93,001
- Changes in fair values included in the other comprehensive income	16,856	23,703
- Changes in fair values included in e profit or loss (Note C3)	(245,830)	222,621
As at March 31, 2021/Dec. 31, 2020	14,903,252	11,595,193

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives

As at March 31, 2021, the Bank has entered into several interest rate swap and cross currency swap contracts. Swap contracts are derivative instruments and valued at each reporting date using valuation techniques that consider observable market data such as yield curves, interest rates, and foreign currency rates. Net interest paid or received on these swap contracts is included within the net gain on financial instruments.

The following table sets out the contractual notional amounts and fair values of the derivatives as at March 31, 2021 and Dec. 31, 2020. The payments under each of the swap contracts are subject to enforceable master netting arrangements.

	As at March 31, 2021 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	12,366,463	149,641	166,981
Cross currency swaps	4,008,164	121,677	54,568
Total derivatives	16,374,627	271,318	221,549

	As at Dec. 31, 2020 Fair value
	Contractual notional amount	Assets	Liabilities
Derivatives
Interest rate swaps	9,370,132	167,784	24,829
Cross currency swaps	2,660,221	104,086	12,861
Total derivatives	12,030,353	271,870	37,690

The table below presents the undiscounted cash flows in/(out) of the swaps the Bank has entered into as at March 31, 2021 and Dec. 31, 2020.

		As at March 31, 2021

	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total
Derivatives
Interest rate swaps	(2,229)	35,846	18,493	(72,703)	505	(20,088)
Gross settling cross currency swaps - inflow	45,662	5,589	294,154	4,008,663	33,945	4,388,013
Gross settling cross currency swaps - outflow	(42,255)	(9,616)	(258,749)	(3,869,411)	(31,973)	(4,212,004)
Total derivatives	1,178	31,819	53,898	66,549	2,477	155,921

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C14	Derivatives (Continued)

	As at Dec. 31, 2020

	Less than 1 month	1-3 months	3-12 months	1-5 years	Over 5 years	Total

Derivatives
Interest rate swaps	-	(6,795)	54,663	95,088	224	143,180
Gross settling cross currency swaps - inflow	4,343	3,293	292,145	2,587,618	36,763	2,924,162
Gross settling cross currency swaps - outflow	(2,036)	(3,400)	(257,534)	(2,535,404)	(37,078)	(2,835,452)
Total derivatives	2,307	(6,902)	89,274	147,302	(91)	231,890

The Bank requires collateral in the form of cash against the exposures to derivative counterparties. The Bank records cash collateral in respect of the interest rate swaps and cross currency swaps based on the fair value of the swaps. This amount is presented separately in the Bank’s Statement of Financial Position as the cash flows are not applied towards the settlement of net interest payments. The collateral would only be applied against amounts due in the event that some or all the corresponding swaps are terminated early, including, but not limited to, as a result of a default by the relevant counterparty. As at March 31, 2021, the Bank has received cash collateral of USD249.98 million (Note C15) (Dec. 31, 2020 USD232.23 million) from the swap counterparties, and has paid cash collateral of USD165.09 million (Note C12) (Dec. 31, 2020: USD24.5 million) to the swap counterparties.

Due to the collateral arrangements in the Bank’s derivatives contracts, the counterparty valuation adjustment and debt valuation adjustment do not have a material impact on the derivative valuations as at March 31, 2021 and Dec. 31, 2020.

C15	Other liabilities

	March 31, 2021	Dec. 31, 2020
Cash collateral payable (Note C14)	249,980	232,230
Provision—ECL allowance (Note C8)	28,141	38,299
Payable for bond investments purchased	24,331	-
Accrued expenses	15,845	24,607
Staff costs payable	7,202	6,568
Deferred administration fee (Note C20)	844	900
Deferred interest (Note C20)	864	871
Others	15	25
Total other liabilities	327,222	303,500

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital

	March 31, 2021	Dec. 31, 2020

Authorized capital	100,000,000	100,000,000

– Allocated
- Subscribed	96,760,100	96,748,900
- Unsubscribed	1,791,400	1,802,600

– Unallocated	1,448,500	1,448,500

Total authorized capital	100,000,000	100,000,000

Subscribed capital	96,760,100	96,748,900
Less: callable capital	(77,408,060)	(77,399,100)
Paid-in capital	19,352,040	19,349,800

Paid-in capital comprises:
– amounts received	18,955,375	18,905,529
– amounts due but not yet received	142,965	151,271
– amounts not yet due	253,700	293,000
Total paid-in capital	19,352,040	19,349,800

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Afghanistan	866	86,600	69,300	17,300
Algeria	50	5,000	4,000	1,000
Argentina	50	5,000	4,000	1,000
Australia	36,912	3,691,200	2,953,000	738,200
Austria	5,008	500,800	400,600	100,200
Azerbaijan	2,541	254,100	203,300	50,800
Bahrain	1,036	103,600	82,900	20,700
Bangladesh	6,605	660,500	528,400	132,100
Belarus	641	64,100	51,300	12,800
Belgium	2,846	284,600	227,700	56,900
Benin	50	5,000	4,000	1,000
Brazil	50	5,000	4,000	1,000
Brunei Darussalam	524	52,400	41,900	10,500
Cambodia	623	62,300	49,800	12,500
Canada	9,954	995,400	796,300	199,100
China	297,804	29,780,400	23,824,300	5,956,100
Cook Islands	5	500	400	100
Côte d’Ivoire	50	5,000	4,000	1,000
Cyprus	200	20,000	16,000	4,000
Denmark	3,695	369,500	295,600	73,900
Ecuador	50	5,000	4,000	1,000
Egypt	6,505	650,500	520,400	130,100
Ethiopia	458	45,800	36,600	9,200
Fiji	125	12,500	10,000	2,500
Finland	3,103	310,300	248,200	62,100
France	33,756	3,375,600	2,700,500	675,100
Georgia	539	53,900	43,100	10,800
Germany	44,842	4,484,200	3,587,400	896,800
Ghana	50	5,000	4,000	1,000
Greece	100	10,000	8,000	2,000
Guinea	50	5,000	4,000	1,000
Hong Kong, China	7,651	765,100	612,100	153,000
Hungary	1,000	100,000	80,000	20,000
Iceland	176	17,600	14,100	3,500
India	83,673	8,367,300	6,693,800	1,673,500
Indonesia	33,607	3,360,700	2,688,600	672,100
Iran	15,808	1,580,800	1,264,600	316,200
Ireland	1,313	131,300	105,000	26,300
Israel	7,499	749,900	599,900	150,000

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C16	Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital

Italy	25,718	2,571,800	2,057,400	514,400
Jordan	1,192	119,200	95,400	23,800
Kazakhstan	7,293	729,300	583,400	145,900
Korea	37,387	3,738,700	2,991,000	747,700
Kyrgyz Republic	268	26,800	21,400	5,400
Lao PDR	430	43,000	34,400	8,600
Liberia	50	5,000	4,000	1,000
Luxembourg	697	69,700	55,800	13,900
Madagascar	50	5,000	4,000	1,000
Malaysia	1,095	109,500	87,600	21,900
Maldives	72	7,200	5,800	1,400
Malta	136	13,600	10,900	2,700
Mongolia	411	41,100	32,900	8,200
Myanmar	2,645	264,500	211,600	52,900
Nepal	809	80,900	64,700	16,200
Netherlands	10,313	1,031,300	825,000	206,300
New Zealand	4,615	461,500	369,200	92,300
Norway	5,506	550,600	440,500	110,100
Oman	2,592	259,200	207,400	51,800
Pakistan	10,341	1,034,100	827,300	206,800
Philippines	9,791	979,100	783,300	195,800
Poland	8,318	831,800	665,400	166,400
Portugal	650	65,000	52,000	13,000
Qatar	6,044	604,400	483,500	120,900
Romania	1,530	153,000	122,400	30,600
Russia	65,362	6,536,200	5,229,000	1,307,200
Rwanda	50	5,000	4,000	1,000
Samoa	21	2,100	1,700	400
Saudi Arabia	25,446	2,544,600	2,035,700	508,900
Serbia	50	5,000	4,000	1,000
Singapore	2,500	250,000	200,000	50,000
Spain	17,615	1,761,500	1,409,200	352,300
Sri Lanka	2,690	269,000	215,200	53,800
Sudan	590	59,000	47,200	11,800
Sweden	6,300	630,000	504,000	126,000
Switzerland	7,064	706,400	565,100	141,300
Tajikistan	309	30,900	24,700	6,200
Thailand	14,275	1,427,500	1,142,000	285,500
Timor-Leste	160	16,000	12,800	3,200
Tonga	12	1,200	960	240
Turkey	26,099	2,609,900	2,087,900	522,000
United Arab Emirates	11,857	1,185,700	948,600	237,100
United Kingdom	30,547	3,054,700	2,443,800	610,900
Uruguay	50	5,000	4,000	1,000
Uzbekistan	2,198	219,800	175,800	44,000
Vanuatu	5	500	400	100
Vietnam	6,633	663,300	530,600	132,700

Total	967,601	96,760,100	77,408,060	19,352,040

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C17	Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C18	Distribution

Retained earnings as at March 31, 2021 are USD832.56 million (Dec. 31, 2020: USD825.86 million). For the three months ended March 31, 2021, USD1.63 million (for the three months ended March 31, 2020: USD2.31 million) of retained earnings has been transferred to the reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C19	Unconsolidated structured entities

Two Special Funds established and administered by the Bank based on Article 17.1 of the AOA are unconsolidated structured entities for accounting purposes. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Funds shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The objective of the Project Preparation Special Fund is to support and facilitate preparatory activities during the preparation and early implementation of projects, on a grant basis, for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association (“IDA”), and other members of the Bank with substantial development needs and capacity constraints.

The resources of the Project Preparation Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative subdivisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Funds; (b) income derived from investment of the resources of the Special Funds; and (c) funds reimbursed to the Special Funds, if any.

The purpose of the Special Fund Window under COVID-19 Crisis Recovery Facility (Special Fund Window) is to reduce the burden of AIIB’s lower-income members seeking financing under the Crisis Recovery Facility (the “Facility”).

The resources of the Special Fund Window, which include amounts transferred by the Bank from its Project Preparation Special Fund, shall be used, on a grant basis, to buy down the interest due under sovereign-backed financings under the Facility (except for policy-based financings) to, or guaranteed by, eligible Bank members. Eligible Bank members are those that, at the time the decision to extend the relevant Facility financing is made, are eligible to receive financing from IDA and are determined as IDA-only.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C19	Unconsolidated structured entities (Continued)

The full cost of administering the Project Preparation Special Fund is charged to the Project Preparation Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Project Preparation Special Fund bears all expenses appertaining directly to operations financed from the resources of the Project Preparation Special Fund.

As at March 31, 2021, the Project Preparation Special Fund has aggregate contributions received amounting to USD128 million (Dec. 31, 2020: the same). For the three months ended March 31, 2021, fees recognized as income amounted to USD0.06 million (for the three months ended March 31, 2020: USD0.02 million) (Note C2). As at March 31, 2021, deferred administration fees recognized as other liabilities amounted to USD0.84 million (Dec. 31, 2020: USD0.9 million).

As at March 31, 2021, interest rate buy-down for eligible sovereign-backed loans from Special Fund Window amounted to USD0.86 million (Note C15). In April 2021, the Bank received USD28.87 million from Special Fund Window for eligible interest rate buy-down purpose.

The Bank is not obliged to provide financial support to the Special Funds.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties are as follows:

	March 31, 2021		Dec. 31, 2020
	Key management personnel	Other related parties	Key management personnel	Other related parties

Loan investments (1)	-	710,138	-	670,120
LP Fund (2)	-	35,172	-	25,640
Investment in associate (3)	-	34,014	-	26,559
Staff loan	-	-	14	-
Other liabilities (4)	-	1,708	-	1,771

The income and expense items affected by transactions with related parties are as follows:

	For the three months ended March 31, 2021		For the three months ended March 31, 2020
	Key management personnel	Other related parties	Key management personnel	Other related parties

Income from loan investments	-	7,567	-	2,323
Net loss on LP Fund	-	(312)	-	(4,891)
Share of loss on investment in associate	-	(45)	-	-
Income from staff loan	-	-	-	-
Income from Special Funds (Administration Fee)	-	56	-	17

(1)	Loan investments

The Bank approved loan facilities to two nonsovereign borrowers that are ultimately controlled by state-owned enterprises of China with a total effective amount of USD284 million as at March 31, 2021. The Bank entered into the agreement with the borrowers in the ordinary course of business under normal commercial terms and at market rates.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

The Bank approved a total of USD855 million equivalent sovereign-backed facilities to China, to strengthen its public health infrastructure in combating the outbreak of COVID-19 and to increase the availability of natural gas in order to reduce coal consumption and related emissions. AIIB’s standard interest rate for sovereign-backed loans has been applied.

(2)

In July 2019, the Bank approved a USD75 million investment into a limited partnership Fund organized under the laws of Hong Kong, China and subscribed to an interest therein in November 2019. In addition to the Bank, the Government of China and other entities related therewith are also limited partners of the Fund. The Bank will not take part in the management of the Fund. As at March 31, 2020, the fair value of the Bank’s interest in the Fund is USD35.17 million (Dec 31, 2020: USD25.64 million).

(3)

In April 2020, the Bank subscribed for USD54 million in an associate. The terms of the preference shares provide the Bank with 30% voting power over the financial and operating decisions of the investee’s governing body (Note C10).

(4)

As at March 31, 2021, other liabilities relate to the deferred Project Preparation Special Fund administration fee of USD0.84 million and the interest rate buy-down of USD0.86 million from Special Fund Window (Note C19).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, the Vice Presidents, the General Counsel, the Chief Risk Officer and the Chief Financial Officer.

During the three months ended March 31, 2021 and the year ended Dec. 31, 2020, other than loans granted to key management personnel as disclosed above, the Bank has no other material transactions with key management personnel.

The compensation of key management personnel during the period comprises short-term employee benefits of USD0.90 million (for the three months ended March 31, 2020: USD1.07 million) and defined contribution plans of USD0.18 million (for the three months ended March 31, 2020: USD0.20 million).

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C20	Related party transactions (Continued)

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government of the PRC (the “Government”) will provide a permanent office building (the “Permanent Premises”) and temporary office accommodation to the Bank, free of charge. The Permanent Premises and temporary office accommodation are provided to the Bank for the purposes of carrying out its Official Activities, as defined in Article 1(k) of the Headquarters Agreement. The Bank does not have legal ownership of the Permanent Premises. Please refer to the Headquarters Agreement disclosed on public domain of AIIB website.

The provision of the Permanent Premises and temporary office accommodation is not subject to any consideration payable by the Bank, or any conditions relating to the Bank’s lending or investing activities. The Bank, however, remains responsible for the management of the Premises and/or for the associated costs, including that of utilities and services.

On June 1, 2020, the Bank officially moved to the Permanent Premises. The temporary office was returned to the Government on June 5, 2020.

The Permanent Premises of the Bank are located at Towers A and B, Asia Financial Center, No.1 Tianchen East Road, Chaoyang District, Beijing 100101 and, as of the reporting date, provides the Bank with approximately 81,580 square meters of office space and associated facilities and equipment.

On September 11, 2019, the People’s Government of Tianjin Municipality (the “Tianjin Municipality”) and the Bank entered into a Memorandum of Understanding (the “MOU”), in accordance with Article 5 of the Headquarters Agreement, to set out the arrangements regarding the premises of the Bank as its back-up business office in Tianjin (the “Tianjin Premises”). Specifically, according to the MOU, Tianjin Municipality will provide the Tianjin Premises to the Bank for its use, free of charge, similar to the arrangements for the Permanent Premises.

On March 31, 2021, Tianjin Municipality officially handed over the Tianjin Premises to the Bank. The Tianjin Premises are located at Level 25, Level 26, 3-14, No. 681, Ronghe Road, Binhai New Area, Tianjin, and provide the Bank with approximately 4,258 square meters of office space.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

C	Disclosure Notes

C21	Segment reporting

The Bank has only one reportable segment since financial results are reviewed and resource allocation decisions are made at the entity level.

The following table presents the Bank’s loan revenue by borrowers’ geographic region for the three months ended March 31, 2021, and March 31, 2020.

Loan revenue comprises loan interest incomes, loan commitment fee and service fees.

	For the three months ended March 31, 2021			For the three months ended March 31, 2020
Region (1)	Sovereign -backed loans	Nonsovereign -backed loans	Total	Sovereign -backed loans	Nonsovereign -backed loans	Total

Central Asia	504	53	557	225	-	225
Eastern Asia	4,228	1,245	5,473	-	2,323	2,323
Southeastern Asia	4,782	2,035	6,817	1,856	230	2,086
Southern Asia	9,782	2,987	12,769	6,120	704	6,824
Western Asia	6,159	3,480	9,639	8,118	3,111	11,229
Asia	25,455	9,801	35,255	16,319	6,368	22,687
Non-Asia	346	6,511	6,857	185	2,381	2,566
Total	25,801	16,311	42,112	16,504	8,749	25,253

(1)	Regional distribution aligns with the definition of geographic regions used by the United Nations Statistics Division.

C22	Events after the end of the reporting period

There have been no other material events since the reporting date that would require disclosure or adjustment to these financial statements.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters and a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit and other investment risk, market risk, liquidity risk, counterparty credit risk, model risk, operational risk, and compliance risk in the Bank’s activities. It is also designed to manage assets and liabilities to minimize the volatility in equity value and to maintain sufficient liquidity.

For further information, please refer to the accompanying notes D Financial Risk Management included in the Bank’s financial statements for the year ended Dec. 31, 2020.

Credit risk

Credit quality analysis

Except for loan investments and bond investments, other financial assets are paid-in capital receivables, deposits with banks and MMFs, for which the credit risk is not material.

The following table sets out the loans and loan commitments for sovereign-backed loans, nonsovereign-backed loans and bond investments, with their respective ECL allowance balances.

	March 31, 2021				Dec. 31, 2020
	Gross Carrying amount	Commitments	ECL	Gross Carrying amount	Commitments	ECL
Sovereign-backed loans	8,163,326	7,035,839	(96,640)	7,023,244	7,875,861	(112,563)
Nonsovereign-backed loans	1,380,332	265,751	(68,678)	1,374,678	130,451	(47,726)
Loan investments	9,543,658	7,301,590	(165,318)	8,397,922	8,006,312	(160,289)
Bond investments	494,162	-	(3,444)	472,826	-	(3,799)

Total	10,037,820	7,301,590	(168,762)	8,870,748	8,006,312	(164,088)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk

The geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	March 31, 2021			Dec. 31, 2020
Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total
Sovereign-backed loans
Central Asia	1,377,332	-	1,377,332	1,364,562	-	1,364,562
Eastern Asia	978,962	-	978,962	983,668	-	983,668
Southeastern Asia	2,957,337	40,123	2,997,460	2,895,473	40,161	2,935,634
Southern Asia	5,793,162	660,120	6,453,282	5,656,799	663,955	6,320,754
Western Asia	2,157,273	865,344	3,022,617	2,079,883	865,011	2,944,894
Asia	13,264,066	1,565,587	14,829,653	12,980,385	1,569,127	14,549,512
Non-Asia	369,512	-	369,512	349,593	-	349,593

Subtotal	13,633,578	1,565,587	15,199,165	13,329,978	1,569,127	14,899,105

	March 31, 2021			Dec. 31, 2020

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	853	-	853	1,073	-	1,073
Eastern Asia	642	-	642	846	-	846
Southeastern Asia	297	5,223	5,520	273	4,628	4,901
Southern Asia	18,364	53,014	71,378	26,418	58,685	85,103
Western Asia	2,103	15,862	17,965	2,385	18,095	20,480
Asia	22,259	74,099	96,358	30,995	81,408	112,403
Non-Asia	282	-	282	160	-	160

Subtotal	22,541	74,099	96,640	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	March 31, 2021			Dec. 31, 2020

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign-backed loans
Central Asia	33,847	-	33,847	33,794	-	33,794
Eastern Asia	238,750	-	238,750	237,525	-	237,525
Southeastern Asia	268,877	75,200	344,077	192,322		192,322
Southern Asia	192,596	48,688	241,284	193,101	49,193	242,294
Western Asia	58,453	274,829	333,282	61,247	278,996	340,243
Asia	792,523	398,717	1,191,240	717,989	328,189	1,046,178
Non-Asia	429,628	25,215	454,843	432,839	26,112	458,951

Subtotal	1,222,151	423,932	1,646,083	1,150,828	354,301	1,505,129

Total	14,855,729	1,989,519	16,845,248	14,480,806	1,923,428	16,404,234

	March 31, 2021			Dec. 31, 2020

Region	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Central Asia	26	-	26	50	-	50
Eastern Asia	30	-	30	29	-	29
Southeastern Asia	1,357	30,920	32,277	3,760	-	3,760
Southern Asia	277	8,972	9,249	548	10,615	11,163
Western Asia	414	22,977	23,391	574	27,631	28,205
Asia	2,104	62,869	64,973	4,961	38,246	43,207
Non-Asia	1,509	2,196	3,705	1,961	2,558	4,519

Subtotal	3,613	65,065	68,678	6,922	40,804	47,726

Total	26,154	139,164	165,318	38,077	122,212	160,289

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

The sector distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) and ECL is as follows:

	March 31, 2021				Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Sovereign- backed loans
Economic resilience	4,310,951	-	4,310,951	4,263,929	-	4,263,929
Energy	2,045,331	900,428	2,945,759	2,076,500	899,155	2,975,655
Finance	499,960	-	499,960	499,809	-	499,809
Transport	1,896,389	385,524	2,281,913	1,898,689	390,566	2,289,255
Urban	803,871	199,748	1,003,619	804,739	199,576	1,004,315
Water	2,120,854	-	2,120,854	1,951,349	-	1,951,349
Finance/Liquidity	549,643	-	549,643	499,050	-	499,050
Public health	1,324,523	-	1,324,523	1,253,906	-	1,253,906
Others	82,056	79,887	161,943	82,007	79,830	161,837
Subtotal	13,633,578	1,565,587	15,199,165	13,329,978	1,569,127	14,899,105

	March 31, 2021				Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Economic resilience	18,953	-	18,953	26,214	-	26,214
Energy	1,068	34,596	35,664	2,116	34,619	36,735
Finance	638	-	638	755	-	755
Transport	396	18,076	18,472	641	21,412	22,053
Urban	166	13,593	13,759	117	18,330	18,447
Water	237	-	237	327	-	327
Finance/Liquidity	790	-	790	674	-	674
Public health	292	-	292	310	-	310
Others	1	7,834	7,835	1	7,047	7,048
Subtotal	22,541	74,099	96,640	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(i) Concentration of credit risk (Continued)

	March 31, 2021			Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

Nonsovereign- backed loans
Energy	438,704	223,624	662,328	442,998	227,998	670,996
Information and communication technology	150,103	200,308	350,411	74,059	126,303	200,362
Finance/Liquidity	422,170	-	422,170	419,242	-	419,242
Finance	152,721	-	152,721	153,282	-	153,282
Transport	58,453	-	58,453	61,247	-	61,247

Subtotal	1,222,151	423,932	1,646,083	1,150,828	354,301	1,505,129
Total	14,855,729	1,989,519	16,845,248	14,480,806	1,923,428	16,404,234

	March 31, 2021			Dec. 31, 2020

Sector	Stage 1	Stage 2	Total	Stage 1	Stage 2	Total

ECL allowance
Energy	2,057	27,483	29,540	2,245	32,741	34,986
Information and communication technology	49	37,582	37,631	2,524	8,063	10,587
Finance/Liquidity	885	-	885	1,291	-	1,291
Finance	208	-	208	288	-	288
Transport	414	-	414	574	-	574

Subtotal	3,613	65,065	68,678	6,922	40,804	47,726
Total	26,154	139,164	165,318	38,077	122,212	160,289

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

(ii) Reconciliation of gross carrying amount of loans and exposure of loan commitments, bond investments, and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	13,329,978	1,569,127	14,899,105
New loans and commitments originated	384,512	-	384,512
Repayments	(5,881)	-	(5,881)
Cancellation	(28,217)	(3,954)	(32,171)
Movement in net transaction costs, fees, and related income through EIR method	240	414	654
Foreign exchange movements	(47,054)	-	(47,054)
Transfer to stage 1	-	-	-
Transfer to stage 2	-	-	-
As at March 31, 2021	13,633,578	1,565,587	15,199,165

	Stage 1	Stage 2	Total

ECL allowance as at Jan. 1, 2021	31,155	81,408	112,563
Additions	301	-	301
Change in risk parameters (1)	(8,915)	(7,309)	(16,224)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	-	-	-
As at March 31, 2021	22,541	74,099	96,640

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2021	1,150,828	354,301	1,505,129
New loans and commitments originated	150,000	-	150,000
Cancellation	(1,190)	-	(1,190)
Repayment of loans	(3,284)	(2,190)	(5,474)
Movement in net transaction costs, fees, and related income through EIR method	6,483	(3,379)	3,104
Foreign exchange movements	(5,486)	-	(5,486)
Transfer to stage 1	-	-	-
Transfer to stage 2	(75,200)	75,200	-
As at March 31, 2021	1,222,151	423,932	1,646,083

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	6,922	40,804	47,726
Additions	49	-	49
Change in risk parameters (1)	(834)	(6,659)	(7,493)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(2,524)	30,920	28,396
As at March 31, 2021	3,613	65,065	68,678

Total gross carrying amount of loans and exposure of loan commitments as at March 31, 2021	14,855,729	1,989,519	16,845,248

Total ECL allowance as at March 31, 2021	26,154	139,164	165,318
(1)	The change in the loss allowance is due to change in the PD, LGD and exposure at default used to calculate the expected credit loss for the loans.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	4,916,648	1,250,216	6,166,864
New loans and commitments originated	8,702,672	-	8,702,672
Repayments	(1,276)	-	(1,276)
Movement in net transaction costs, fees, and related income through EIR method	(9,082)	(658)	(9,740)
Foreign exchange movements	40,585	-	40,585
Transfer to stage 1	-	-	-
Transfer to stage 2	(319,569)	319,569	-
As at Dec. 31, 2020	13,329,978	1,569,127	14,899,105

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	2,916	53,527	56,443
Additions	27,953	-	27,953
Change in risk parameters (1)	542	(2,124)	(1,582)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(256)	30,005	29,749
As at Dec. 31, 2020	31,155	81,408	112,563

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at Jan. 1, 2020	702,676	27,282	729,958
New loans and commitments originated	794,376	-	794,376
Repayment of loans	(24,761)	(973)	(25,734)
Movement in net transaction costs, fees, and related income through EIR method	(2,390)	(197)	(2,587)
Foreign exchange movements	9,116	-	9,116
Transfer to stage 1	-	-	-
Transfer to stage 2	(328,189)	328,189	-
As at Dec. 31, 2020	1,150,828	354,301	1,505,129

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2020	4,000	6,482	10,482
Additions	10,272	-	10,272
Change in risk parameters (1)	(406)	(3,924)	(4,330)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	-	-	-
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(6,944)	38,246	31,302
As at Dec. 31, 2020	6,922	40,804	47,726

Total gross carrying amount of loans and exposure of loan commitments as at Dec. 31, 2020	14,480,806	1,923,428	16,404,234

Total ECL allowance as at Dec. 31, 2020	38,077	122,212	160,289

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Total
Bond investments as at Jan. 1, 2021	411,316	61,510	472,826
New bond investments	63,016	-	63,016
Accrual and amortization	544	110	654
Transfer to stage 1	12,134	(12,134)	-
Transfer to stage 2	(3,032)	3,032	-
Derecognition	(37,693)	(4,641)	(42,334)

As at March 31, 2021	446,285	47,877	494,162

	Stage 1	Stage 2	Total
ECL allowance as at Jan. 1, 2021	1,190	2,609	3,799
Additions	105	-	105
Change in risk parameters	(207)	(333)	(540)
Change from lifetime (stage 2) to 12-month (stage 1) ECL	15	(56)	(41)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(46)	259	213
Reversal of provisions for derecognized bonds	(75)	(17)	(92)

As at March 31, 2021	982	2,462	3,444

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

D	Financial Risk Management

Credit risk (Continued)

Credit quality analysis (Continued)

Bond investments

	Stage 1	Stage 2	Stage 3	Total
Bond investments as at Jan. 1, 2020	427,956	55,536	-	483,492
New bond investments	115,679	-	-	115,679
Accrual and amortization	(34)	(12)	-	(46)
Transfer to stage 1	29,778	(29,778)	-	-
Transfer to stage 2	(59,741)	59,741	-	-
Transfer to stage 3	(15,049)	-	15,049	-
Derecognition	(87,273)	(23,977)	(15,049)	(126,299)

As at Dec. 31, 2020	411,316	61,510	-	472,826

	Stage 1	Stage 2	Stage 3	Total
ECL allowance as at Jan. 1, 2020	1,635	2,090	-	3,725
Additions	313	-	-	313
Change in risk parameters	123	(61)	-	62
Change from lifetime (stage 2) to 12-month (stage 1) ECL	46	(1,233)	-	(1,187)
Change from 12-month (stage 1) to lifetime (stage 2) ECL	(294)	2,588	-	2,294
Change from 12-month (stage 1) to lifetime (stage 3) ECL	(393)	-	14,326	13,933
Reversal of provisions for derecognized bonds (1)	(240)	(775)	(14,326)	(15,341)
As at Dec. 31, 2020	1,190	2,609	-	3,799

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

The majority of the Bank’s assets and liabilities in the Statement of Financial Position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the three months ended March 31, 2021 (for the three months ended March 31, 2020: none).

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

-

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

-

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following three levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities not measured at fair value on the Statement of Financial Position

The table below summarizes the carrying amounts and fair values of those financial instruments not measured in the Statement of Financial Position at their fair value:

	March 31, 2021		Dec. 31, 2020

	Carrying amount	Fair value	Carrying amount	Fair value
Financial instruments

Term deposits	13,625,656	13,625,656	13,208,020	13,208,020

Loan investments, at amortized cost	9,406,481	9,412,025	8,275,932	8,329,071

Bond investments, at amortized cost	490,718	494,163	469,027	488,428

Paid-in capital receivables	390,092	395,040	436,074	443,209

As at March 31, 2021, other than those disclosed above, the Bank’s balances of financial instruments not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost has been calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

The significant input used in the fair value of loan investments are risk-free rate, credit default swap spreads, expected recovery rate and foreign exchange rates. Management makes certain assumptions about the unobservable inputs to the model. These are regularly assessed for reasonableness and impact on the fair value of loans. An increase in the level of forecast cash flows in subsequent periods would lead to an increase in the fair value and an increase in the discount rate used to discount to forecast cash flow would lead to a decrease in the fair value of loans.

Fair value of bond investments held at amortized cost are generally based upon quoted market prices, if available. If the market prices are not readily available, fair values are estimated using either values obtained from independent parties offering pricing services or adjusted quoted market prices of comparable investments or using the discounted cash flow methodology.

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the Statement of Financial Position at their fair value:

As at March 31, 2021
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,799,537	314,084	-	4,113,621
- Investment in Trust	-	-	54,069	54,069
- LP Funds and others	-	-	145,887	145,887
- Bond investments	477,205	-	-	477,205
- Certificates of deposit	-	3,176,410	-	3,176,410
- Investment operation fixed-income portfolio	299,015	-	-	299,015
Money Market Funds	-	2,570,044	-	2,570,044
Derivative assets	-	271,318	-	271,318

Total financial assets	4,575,757	6,331,856	199,956	11,107,569

Borrowings	-	(14,903,252)	-	(14,903,252)
Derivative liabilities	-	(221,549)	-	(221,549)

Total financial liabilities	-	(15,124,801)	-	(15,124,801)

As at Dec. 31, 2020
	Level 1	Level 2	Level 3	Total
Financial assets and financial liabilities
Investments at fair value through profit or loss
- External Managers Program	3,761,550	359,543	-	4,121,093
- Investment in Trust	-	-	54,859	54,859
- LP Funds and others	-	-	107,561	107,561
Bond investments	422,236	-	-	422,236
Certificates of deposit	-	1,946,406	-	1,946,406
Money Market Funds	-	1,900,091	-	1,900,091
Derivative assets	-	271,870	-	271,870

Total financial assets	4,183,786	4,477,910	162,420	8,824,116

Borrowings	-	(11,595,193)	-	(11,595,193)
Derivative liabilities	-	(37,690)	-	(37,690)
Total financial liabilities	-	(11,632,883)	-	(11,632,883)

Asian Infrastructure Investment Bank

Notes to the Condensed Financial Statements

For the three months ended March 31, 2021

(All amounts in thousands of US Dollars unless otherwise stated)

E	Fair Value Disclosures

Financial assets and financial liabilities measured at fair value on the Statement of Financial Position (Continued)

The table below provides a reconciliation of the fair values of the Bank’s Level 3 financial assets for the three months ended March 31, 2021 and Dec. 31, 2020.

	Investment in Trust	LP Funds and others	Total

As at Jan. 1, 2021	54,859	107,561	162,420
Additions	-	44,808	44,808
Return of capital contributions	(559)	(4,501)	(5,060)
Fair value loss, net	(231)	(1,981)	(2,212)
As at March 31, 2021	54,069	145,887	199,956

	Investment in Trust	LP Funds and others	Total

As at Jan. 1, 2020	48,160	29,664	77,824
Additions	-	92,839	92,839
Return of capital contributions	(582)	(5,463)	(6,045)
Fair value gain/(loss), net	7,281	(9,479)	(2,198)
As at Dec. 31, 2020	54,859	107,561	162,420

The MMFs’ shares are not traded in any market. The fair value of the MMFs is derived from that of the net assets value. Certificates of deposit, External Managers Program and bond investments have been valued at instrument level, adopting either discounted cash flow method based on observable market input, or obtained from market prices. Derivative instruments and borrowings have been valued using discounted cash flow methodology based on observable market inputs. Discounted cash flow valuation technique is mainly used for the valuation of the underlying assets of the LP Funds and others, and investment in trust. The unobservable inputs mainly include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP funds and others, and investment in trust is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the three months ended March 31, 2021 (for the year ended Dec. 31, 2020: none).